                                                                   Exhibit 10.11



                               SEVERANCE AGREEMENT

      SEVERANCE AGREEMENT (the "Agreement") dated _____________, ____ ("Effective Date") between _____________ ("Employee") and Universal Technical Institute, Inc., a Delaware corporation (the "Company").

      WHEREAS, in order to accomplish its objectives, the Company believes it is essential that certain of its executives, such as Employee, be encouraged to remain with the Company during management transition and thereafter and in the event there is any change in corporate structure which results in a Change in Control.

      WHEREAS, Employee wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, a covenant not to compete.

      NOW, THEREFORE, the parties hereto agree as follows:

      1.    DEFINITIONS.

            a. "Board of Directors" means the Board of Directors of the Company.

            b. "Business" means (a) ownership and operation of private post-secondary educational institutions, the primary educational program of which teaches motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or (b) any similar or incidental business conducted, or engaged in, by the Company Group prior to the date hereof or at any time during the Term.

            c. "Cause" means any of the following:

                  (i) Employee's conviction of, or plea of guilty or nolo
            contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude;

                  (ii) a finding by a majority of the Board of Directors of
            Employee's fraud, embezzlement or conversion of the Company's property;

                  (iii) Employee's conviction of, or plea of guilty or nolo
            contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances;

                  (iv) an administrative or judicial determination that Employee committed fraud or any other violation of law involving federal, state or local government funds;

                  (v) a finding by a majority of the Board of Directors of
            Employee's knowing breach of any of Employee's fiduciary duties to any company in the Company Group or the Company's stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of any company in the Company Group;

                  (vi) Employee's neglect or failure to discharge the material duties, responsibilities or obligations prescribed by this Agreement or any other agreement between Employee and any company in the Company Group;

                  (vii) Employee's alcohol or substance abuse, which materially interferes with Employee's ability to discharge the duties, responsibilities and obligations prescribed by this Agreement; provided, that Employee has been given notice and 30 days from such notice fails to cure such abuse;

                  (viii) Employee's personal (as opposed to the Company's)
            material and knowing failure, to observe or comply with Regulations whether as an officer, stockholder or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company Group's ongoing business, operations, conditions, other business relationship or properties.

            d. "Change in Control" means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company's assets to any person or group of related persons under Section 13(d) of the Exchange Act ("Group"); (ii) the Company's shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company ("Voting Stock") and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; or (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change in Control be deemed to have occurred as a result of an initial public offering of the Stock.

            e. "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.


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
            f. "Company Group" shall mean the Company and the entities listed on
      Schedule 1.

            g. "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder.

            h. "Good Reason," when used with reference to a voluntary termination by Employee of Employee's employment with the Company, shall mean (i) a material reduction in Employee's authority, perquisites, position or responsibilities (other than such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis), or (ii) a requirement that Employee relocate greater than 50 miles from Employee's primary work location.

            i. "Market" means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted by or engaged in by the Company Group prior to the date hereof or is conducted or engaged in by the Company Group at any time during the Term.

            j. "Regulations" means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

            k. "Term" means the period commencing on the Effective Date and terminating three years after the Effective Date; provided, however, that the Term shall automatically be extended for successive additional one year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least six months prior to the expiration of the original three-year period or any one-year period thereafter.

            l. "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment.


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
      2. TERMINATION OF EMPLOYMENT WITHIN 12 MONTHS AFTER A CHANGE IN CONTROL WHICH OCCURS DURING THE TERM.

            a. Employee's employment may be terminated by the Company for Cause at any time, effective upon the giving to Employee of written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause.

            b. Employee's employment may be terminated by the Company without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is without Cause.

            c. Employee may terminate Employee's employment with the Company at any time.

            d. Upon a termination by the Company of Employee's employment for Cause within 12 months after a Change in Control which occurs during the Term, Employee shall be entitled only to the payments specified in Section 3.a. below. Upon a termination by the Company of Employee's employment without Cause within 12 months after a Change in Control which occurs during the Term, Employee shall be entitled to all of the payments and benefits specified in Section 3 below; provided that, the amount payable under Section 3.b. below shall be reduced to the extent necessary so that the total of all payments to Employee under Section 3 and otherwise due to a Change in Control do not (i) constitute an "excess parachute payment" (as defined in Section 280G of the Code) and (ii) cause the Employee to be required to pay an excise tax under Section 4999 of the Code. If such reduction is necessary, the aggregate amount payable to Employee under
      Section 3.b. shall be reduced to the largest amount that would result in no portion of the amounts payable to the Employee upon a Change in Control being subject to the excise tax under Section 4999 of the Code. The determination of the reductions to be made shall be made by the Company's certified public accountants for the year immediately prior to the Termination Date, and such determination shall be conclusive and binding upon the Company and the Employee.

            e. If Employee voluntarily terminates Employee's employment within 12 months after a Change in Control which occurs during the Term, Employee shall notify the Company in writing if Employee believes the termination is for Good Reason. Employee shall set forth in reasonable detail why Employee believes there is Good Reason. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in Section 3 below; provided that, the amount payable under
      Section 3.b. below shall be reduced to the extent necessary so that the total of all payments to Employee under Section 3 and otherwise due to a Change in Control do not (i) constitute an "excess parachute payment" (as defined in Section 280G of the Code) and (ii) cause the Employee to be required to pay an excise tax under Section 4999 of the Code. If such reduction is necessary, the aggregate amount payable to Employee under Section 3.b. shall be reduced to the largest amount that would result in no portion of the amounts payable to the Employee upon a Change in Control being subject to the excise tax under Section 4999 of the Code. The determination of the reductions to be made shall be made by the Company's certified public accountants for the year immediately prior to the Termination Date, and such determination shall be conclusive and binding upon the Company and the Employee.

      If such voluntary termination is for other than Good Reason, then Employee shall be entitled only to the payments specified in Section 3.a. below.

      3. PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT WITHIN 12 MONTHS AFTER A CHANGE IN CONTROL WHICH OCCURS DURING TERM. To the extent provided in 2 above, upon termination of Employee's employment within 12 months after a Change in Control which occurs during the Term, Employee shall receive the following payments and benefits:

            a. The Company shall pay to Employee on the Termination Date (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) any bonus earned by Employee through the Termination Date and unpaid at the Termination Date; (iii) credit for any vacation earned by Employee through the Termination Date but not taken at the Termination Date, plus (iv) all other amounts earned by Employee and unpaid as of the Termination Date.

            b. The Company shall pay to Employee, in equal installments in accordance with Company's regular payroll periods and practices, an amount equal to x/12(1/) multiplied by Employee's base annual salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date. In addition, the Company shall pay to Employee, in equal installments in accordance with the Company's regular payroll periods and practices, x/12 (1/) multiplied by Employee's targeted bonus for the fiscal year in which the Termination Date occurs prorated to the Termination Date.

            c. The Company shall provide to Employee for a period of twelve months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by the Company. The Employee does not have to pay any premiums for this coverage. This extended coverage shall run concurrently with any period of continuation coverage to which the Employee is entitled under Section 601 of ERISA. Upon Employee's re-employment during such period, to the extent covered by the new employer's plan, coverage under the


-------------
1/ For purposes of this Section 3(b), the numerator "x" shall be twelve unless a court of competent jurisdiction determines the Restricted Period in paragraph 7(a)(i)(A) should be less than twelve months, in which case the numerator "x" shall be the number of months so determined by the court to be reasonably necessary to protect the Company's legitimate business interests.


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
      Company's plan shall lapse, subject to any continuation of coverage rights under Section 601 of ERISA. Additionally, the Company shall pay to Employee in equal installments in accordance with Company's regular payroll periods and practices, an amount equal to, with respect to each non-vested option to purchase Company stock held by the Employee which would have vested within the twelve (12) month period following the Termination Date, the excess, if any, of the fair market value (determined as of the Termination Date) of the Company stock subject to such option over the exercise price of such option.

      Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease to be effective as of the Termination Date, unless the terms of an insured employee benefit plan, program or arrangement provide for an earlier date of termination due to an actively at work requirement that ceases to be satisfied prior to the Termination Date.

            d. The Company shall pay the reasonable costs of outplacement services selected by the Company.

      4. MITIGATION OR REDUCTION OF BENEFITS. Employee shall not be required to mitigate the amount of any payment provided for in Section 3 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 3 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

      5. EMPLOYEE EXPENSES AFTER CHANGE IN CONTROL. If Employee's employment is terminated by the Company within 12 months after a Change in Control which occurs during the Term and there is a dispute with respect to this Agreement, then all Employee's costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee's employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party.

      6. RELEASE. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 3 except under Section 3.a. prior to execution by Employee of a release to the Company in the form attached as Exhibit A.

      7. COVENANT NOT TO COMPETE. Benefits payable pursuant to Sections 3.b, 3.c, and 3.e, are subject to the following restrictions.

            a. Post-Termination Restrictions.

                  (i) Employee acknowledges that services to be provided give
            Employee the opportunity to have special knowledge of the Company and


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            its Confidential Information and the capabilities of individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Employee covenants and agrees that:

                        (A) From the date hereof until twelve (12) months (or
                  for six (6) months if a court finds that twelve (12) months are unreasonable) after the termination of the Term (the "Restricted Period"), Employee will not, without the express written approval of the Chief Executive Officer of the Company, directly or indirectly, anywhere in the Market, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, agent, representative or other participant, any business which competes, directly or indirectly, with the Business in the Market ("Competitive Business") without regard to (a) whether the Competitive Business has its office or other business facilities within or without the Market, (b) whether any of the activities of the Employee referred to above occur or are performed within or without the Market, or (c) whether the Employee resides, or reports to an office, within or without the Market; provided, however, that (x) the Employee may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or (y) Employee may accept employment with a successor company to the Company.

                        (B) Without regard to the reason for Employee's
                  termination, from the date hereof until twelve (12) months after the termination of the Term (which shall not be reduced by (x) any period of violation of this Agreement by Employee or (y) if the Company is the prevailing party in any litigation to enforce its rights under this Section 7, the period which is required for such litigation), Employee will not, without the express prior written approval of the Chief Executive Officer of the Company, directly or indirectly, in one or a series of transactions: (a) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company Group or had a business relationship with the Company Group within the twenty-four
                  (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company Group; or (b) employ or seek to employ or cause any Competitive

                  Business or any other private post secondary educational institution to employ or seek to employ any person or agent who is then (or was at any time within twenty-four (24) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company Group. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter or recommendation to an employee with respect to a future or any other employment opportunity.

                        (C) The scope and term of this Section 7 would not
                  preclude Employee from earning a living with an entity that is not a Competitive Business.

                  (ii) Upon the determination of a majority of the Board of
            Directors that Employee has breached Employee's obligations in any material respect under this Section 7, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payment to Employee under this Agreement.

            b. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 7.a. (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company's legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 7.a. of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused.

            c. Company's Right to Injunctive Relief. In the event of a breach or imminent breach of any of Employee's duties or obligations in this Agreement, including without limitation Employee's duties and responsibilities under the terms and provisions of Section 7.a. of this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under Section 3.b. and, in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under this Agreement. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, that Employee has no right to any money under this Agreement that Employee must return any money paid to Employee hereunder, and that Employee forfeits any right to receive money under this Agreement. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach. Employee hereby expressly acknowledges that the harm which might result to Company's business as a result of noncompliance by Employee with any of the provisions of Section 7.a. would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 7.a. hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys' fees and costs incurred by Company in enforcing its rights hereunder.

            d. Employee Agreement to Disclose this Agreement. Employee agrees to disclose, during the twelve-month period following a Termination Date described in the second sentence of Section 2.d, the terms of this Section 7 to any potential future employer.

      8.    CONFIDENTIAL INFORMATION.

            a. During and after the Term, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Employee's own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business, and (ii) in good faith by the Employee in connection with the performance of Employee's duties hereunder. Employee shall use Employee's best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee's normal course of employment by the Company. Employee shall use Employee's best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Term exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information, to the Company


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
      and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

            b. The terms of Section 7 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

      9. NOTICE. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

            a.    If to the Company:

                  (Prior to October 31, 2003)

                  Universal Technical Institute, Inc.
                  10851 North Black Canyon Highway
                  Phoenix, Arizona 85029
                  Facsimile No.:  (602) 216-76020
                  Attn:  General Counsel

                  (After October 31, 2003)

                  Universal Technical Institute, Inc.
                  20410 North 19th Avenue, Suite 200
                  Phoenix, Arizona 85027
                  Facsimile No.:  (623) 445-9501
                  Attn:  General Counsel

            b.    If to Employee:

                  ---------------------

                  ---------------------

                  ---------------------

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

      10.   SUCCESSORS; BINDING AGREEMENT.

            a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated Employee's employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10.a. or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

            b. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee's rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

      11. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. A court can reasonably modify this Agreement by rewriting it and/or it can "blue-pencil" this Agreement by striking things out.

      12. HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

      13. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      14. WAIVER. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee's continued employment without objection shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.


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
      15. ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

      16. AMENDMENT. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

      17. GOVERNING LAW. In light of Company's and Employee's substantial contacts with the State of Arizona, the facts that the Company is headquartered in Arizona and Employee resides in and/or reports to Company management in Arizona, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company's execution of, and the making of, this Agreement in Arizona, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in Arizona; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.

      IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

                                            UNIVERSAL TECHNICAL INSTITUTE, INC.



                                            By:      __________________________



                                            EMPLOYEE

                                            By:      __________________________

                                   SCHEDULE 1

Additional Companies in the Company Group

      a.    Universal Technical Institute, Inc.

      b.    UTI Holdings, Inc.

      c.    U.T.I. of Illinois, Inc.

      d.    Universal Technical Institute of Texas, Inc.

      e.    Universal Technical Institute of California, Inc.

      f.    Custom Training Group, Inc.

      g.    The Clinton Harley Corporation

      h.    Universal Technical Institute of North Carolina, Inc.


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
                                    Exhibit A

                                     RELEASE

      RELEASE (the "Release") dated _____________, _____ between _______________
("Employee") and Universal Technical Institute, Inc., a Delaware corporation ("Company").

      WHEREAS, the Company and Employee are parties to a Severance Agreement dated ____________, ____ (the "Severance Agreement"), which provides certain protection to Employee during management transition and thereafter and in the event there is any change in corporate structure which results in a change in control of the Company.

      WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company's provision of certain benefits under the Severance Agreement;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. MUTUAL PROMISES. The Company undertakes the obligations contained in the Severance Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee's promises and obligations contained herein. The Company's obligations are undertaken in lieu of any other severance benefits.

      2.    RELEASE OF CLAIMS; AGREEMENT NOT TO FILE SUIT.

            a. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, remise, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the "Company Released Persons"), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Severance Agreement and this Release, (ii) Employee's employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

            b. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee's behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Severance Arrangement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee's behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

            c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortuous discharge (including any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C.Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C.Section 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C.Section 12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C.Section 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C.Section 701 et seq., or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

            d. This Release shall not affect Employee's right to any governmental benefits payable under any Social Security or Worker's Compensation law now or in the future.

      3. RELEASE OF BENEFIT CLAIMS. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Severance Agreement.

      4.    REVOCATION PERIOD; KNOWING AND VOLUNTARY AGREEMENT.

            a. Employee acknowledges that Employee had at least forty-five (45) days to consider whether or not to accept this Agreement. Furthermore, Employee may revoke this Agreement for seven (7) days following its execution.

            b. Employee represents, declares and agrees that Employee voluntarily accepts the payments described above for the purposes of making a full and final compromise, adjustment and settlement of all potential claims hereinabove described. Employee hereby acknowledges that Employee has been advised of the opportunity to consult an attorney and that Employee understands the Release and the effect of signing the Release.

      5. SEVERABILITY. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

      6. HEADINGS. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

      7. COUNTERPARTS. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8. ENTIRE AGREEMENT. This Release and Related Severance Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

      9. GOVERNING LAW. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

      IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.


                                            UNIVERSAL TECHNICAL INSTITUTE, INC.


                                            By:      __________________________




                                            EMPLOYEE


                                            By:      __________________________



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